Exhibit 3(v)

ARTICLES OF INCORPORATION OF

GREEN ENDEAVORS, INC.

FIRST.  The name of the Corporation shall be Green Endeavors, Inc.

SECOND.  The registered agent in the State of Utah is:

Michael Golightly

59 West 100 South, Second Floor

Salt Lake City, Utah 84101                                              Accept Appointment:   /s/ Michael Golightly

THIRD.  The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Utah.

FOURTH.  The stock of the corporation is divided into two classes: (1) common stock in the amount of two billion five hundred (2,500,000,000) shares having par value of $0.001 each, and (2) preferred stock in the amount of fifteen million (15,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Utah or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance, thereof. There shall be no cumulative voting by shareholders.

One class of Preferred shall be designated Supervoting Preferred Stock.  Each one (1) share of Supervoting Preferred shall be entitled to one hundred (100) votes in any vote of the shareholders of the Corporation and each shares of Supervoting Preferred Stock shall be convertible into one hundred (100) shares of the common stock of the Corporation.  Conversion shall be allowed upon written notice of an intent to convert given by the holder of the preferred stock to the Corporation and shall be carried out within twenty-one (21) days by the Corporation.  Additional designations and rights may be established and fixed by the Board of Directors.  The Supervoting Preferred Stock shall be secondary to the voting Common Stock with respect to dividends and liquidation preference.  The Corporation shall be authorized to issue Ten Million (10,000,000) shares of Supervoting Preferred Stock.  The Corporation shall be authorized to issue Two Million (2,000,000) shares of Class B Preferred Stock and the Board of Directors shall be authorized to fix and determine the relative rights and preferences of the shares of Class B Preferred.

FIFTH.  The Board of Directors shall have the authority, by resolution or resolutions at any time or from time to time after the Issuance Date to fix a record date for the effectuation of a forward or reverse split of the issued and outstanding shares of Common Stock.

SIXTH.  The Corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Utah Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the directors shall from time to time determine.

SEVENTH.  No holder of shares of the Corporation of any class, as such, shall have any pre‑emptive right to purchase or subscribe for shares of the Corporation, of any class, whether now or hereafter authorized.

EIGHTH.  The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors will consist of:

Richard Surber

59 West 100 South, Second Floor

Salt Lake City, Utah 84101

The incorporator is:

Richard Surber

59 West 100 South, Second Floor

Salt Lake City, Utah 84101

NINTH.  No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided in Utah Revised Statutes.

IN WITNESS WHEREOF, these Articles of Incorporation are hereby made effective

August    5   , 2010

   /s/ Richard Surber                                                           .

By:  Richard Surber, Incorporator

State of Utah                                        )

County of Salt Lake                           )

On this    5     day of August, 2010, personally appeared before me Richard Surber, whose identity is personally known to me and who by me duly sworn, did say that he is the Incorporator of Green Endeavors, Inc. and that said document was signed by him to accomplish the incorporation of the said corporation pursuant to the laws and regulations of the State of Utah.

                                                                                                                                                       /s/ Michael Golightly                   ..

                                                                                                                                                Notary Public